Exhibit 99.1

Wise Metals Group LLC Announces Third Quarter 2004 Results

Quarter highlighted by sales, productivity and YTD EBITDA increases

BALTIMORE, Md. — Wise Metals Group LLC today reported that shipments of aluminum beverage can stock, other rolled aluminum products and scrap in the third quarter of 2004 totaled 191.3 million pounds, compared to 164.2 million for the same period in 2003. For the year to date ending Sept. 30, 2004, shipments totaled 570.1 million pounds, compared to 458.8 million pounds for the same period in 2003, a 24-percent increase.

Net income for the third quarter was break-even compared to net income of $5.3 million in the third quarter of 2003. After adjusting for SFAS 133 (Accounting for Derivative Instruments and Hedging Activities), net loss would have been $1.9 million in the current period compared to net income of $3.6 million in the third quarter of 2003.

Year-to-date (YTD), Wise Metals Group reported a net loss of $16.3 million compared to a YTD profit of $5.7 million for the comparable period in 2003.

Adjusted earnings before interest and fees, taxes, depreciation and amortization (EBITDA) adjusted for the effects of early extinguishment of debt, last in, first out (LIFO), SFAS 133 and reversal of certain reserves for severance costs for the quarter ended Sept. 30, 2004 was $6.9 million compared to $9.2 million for the third quarter of 2003, a 25-percent decrease.

Year-to-date adjusted EBITDA for the nine months ended September 30, 2004 was $25.2 million compared to $20.3 million for the nine months ended September 30, 2003, a 24-percent increase.

Conversion margin, which is defined as conversion revenue (sales less metal costs and the effect of LIFO) less conversion cost (cost of sales less metal costs) decreased from $8.4 million in the third quarter of 2003 to $6.6 million in 2004, a decrease of $1.8 million or 21 percent. Third quarter average packed pounds per man-hour, used to measure production labor efficiency, was approximately 13 percent higher than the third quarter of 2003 and 19 percent higher than the overall average for 2003.

“I am pleased that we are seeing a strengthening in the can sheet and common alloy sheet markets and that Wise has been able to participate in these improving markets not only in the third quarter but throughout the year,” said Wise Metals Group Chairman/CEO David F. D’Addario. “However, it is disappointing that we have not been able to see this increased business improve our bottom line. As we continue to work on improving recovery rates, the cost of transportation and in some instances material costs, have offset the progress we have made in certain areas of operations.

“With the whole aluminum rolling sheet industry seeing an increase in business,” D’Addario added, “we intend to capitalize on this current trend in all segments of our industry.”

In order to fund the need for additional business, Wise Metals Group has increased its revolver loan cap from $75 million to $125 million providing it with substantially increased availability.

“Even with an increase in sales of 27 million pounds in the third quarter, the contribution margin decreased,” said Wise Metals Group President/COO Randall R. Powers. “The increased business levels required us to utilize more truck transportation so as to supply the increased market demand. This cost of the more expensive truck transportation versus cheaper rail rates, especially due to higher diesel fuel costs, resulted in an increase in freight expense of approximately one cent per pound. The company has taken steps to restore our vendor managed inventory programs at customer locations to control the transportation costs and would hope to see the benefits of this in the near future, as noted by a dramatic increase in October rail shipments versus September.”

Powers also noted that the third quarter and the year-to-date results were affected by higher returns and allowances as a result of an oxide problem on our hotline in May. This problem has been resolved.

Included in the consolidated results are the operations of Wise Recycling LLC. Wise Recycling continues to show improved earnings results from prior years. For the third quarter, Recycling’s net income was $0.7 million and the year-to-date net income was $2.2 million. Last year, Wise Recycling earned $0.2 million in the third quarter and $0.9 million in the six months ended Dec. 31, 2003 after the July 1 acquisition by Wise Metals Group.

“Although national recycling rates have decreased over the last several years, Wise Recycling collection rates continue to improve and demonstrate that aluminum recycling can be profitable while benefiting our environment,” Powers explained. “The materials that Recycling supplies are a leading source of raw materials to the manufacturing operations at Wise Alloys.”

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s S-4/A filing with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and noteholders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Wise Metals Group LLC

Consolidated Statements of Operations

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2004	2003	2004	2003
Sales	$192,140	$160,721	$587,309	$474,494
Cost of sales	185,548	152,370	572,866	460,582

Gross margin	6,592	8,351	14,443	13,912

Operating expenses:
Selling, general, and administrative	3,500	2,288	8,616	6,536

Severance credits	—	(233)	—	(4,257)

Operating income	3,092	6,296	5,827	11,633

Other income (expense):
Interest expense and fees, net	(4,997)	(3,645)	(12,552)	(10,909)
Early extinguishment of debt	—	—	(7,455)	—
Income from affiliate	—	973	—	1,273
Unrealized gain (loss) on derivative instruments	1,906	1,722	(2,124)	3,738

Net income (loss)	$1	$5,346	$(16,304)	$5,735

Wise Metals Group LLC

Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$818	$903
Restricted cash	6,110	250
Accounts receivable, less allowance	41,144	20,406
Inventories	166,139	163,250
Other current assets	4,667	9,740

Total current assets	218,878	194,549

Non-current assets:
Property and equipment, net	82,263	86,257
Other assets	9,062	4,551
Goodwill	283	283

Total non-current assets	91,608	91,091

Total assets	$310,486	$285,640

Liabilities and members’ equity:
Current liabilities:
Accounts payable	$51,865	$39,663
Borrowing under revolving credit facility	64,396	114,310
Current portion of long-term debt	1,595	6,414
Accrued expenses, payroll and other	19,300	16,146

Total current liabilities	137,156	176,533

Non-current liabilities:
Borrowings under secured credit facility	—	16,500
Subordinated obligations, less current portion	—	35,428
Senior secured notes	150,000	—
Term loans, less current portion	1,091	2,618
Other liabilities	9,766	11,671

Total non-current liabilities	160,857	66,217

Members’ equity:
Preferred member’s equity	—	22,500
Common members’ equity	12,473	20,390

Total members’ equity	12,473	42,890

Total liabilities and members’ equity	$310,486	$285,640

Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2004	2003
Cash flows from operating activities
Net (loss) income	$(16,304)	$5,735
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	9,930	9,198
Amortization of deferred financing fees	4,579	1,774
LIFO provision	8,974	3,738
Guarantee of affiliate debt	—	(300)
Unrealized losses (gains) on derivatives	2,124	(3,738)
Changes in operating assets and liabilities:
Restricted cash	(5,860)	6,497
Accounts receivable	(20,738)	(14,478)
Inventories	(11,863)	1,464
Other current assets	(1,489)	(1,146)
Accounts payable	12,202	(242)
Advances to related parties	—	(1,201)
Accrued expenses, payroll and other	5,040	(11,851)

Net cash used in operating activities	(13,405)	(4,550)

Cash flows from investing activities
Net cash received in acquisition of Wise Recycling LLC	—	736
Purchase of equipment	(5,936)	(9,491)

Net cash used in investing activities	(5,936)	(8,755)

Cash flows from financing activities
Net (repayments) issuance of short-term borrowings	(49,914)	15,396
Proceeds of bond offering, net of fees paid	141,816	—
Repayment of term debt	(22,500)	(4,500)
Repayment of subordinated debt	(35,687)	—
Payments on long-term obligations	(346)	(504)
Purchase of members’ equity	(14,113)	—

Net cash provided by financing activities	19,256	10,392

Net decrease in cash and cash equivalents	(85)	(2,913)
Cash and cash equivalents at beginning of period	903	3,533

Cash and cash equivalents at end of period	$818	$620

Wise Metals Group LLC

Conversion Margin

	Three months ended September 30		Nine months ended September 30,
	2004	2003	2004	2003
Sales	$192,140	$160,721	$587,309	$474,494
Less:
Metal costs	(134,152)	(101,974)	(404,863)	(305,347)
LIFO adjustment	—	—	8,974	3,738

Conversion revenue	$57,988	$58,747	$191,420	$172,885

Cost of sales	$185,548	$152,370	$572,866	$460,582
Less:
Metal costs	(134,152)	(101,974)	(404,863)	(305,347)
LIFO adjustment	—	—	8,974	3,738

Conversion costs	$51,396	$50,396	$176,977	$158,973

Conversion revenue	$57,988	$58,747	$191,420	$172,885
Conversion costs	(51,396)	(50,396)	(176,977)	(158,973)

Conversion margin	$6,592	$8,351	$14,443	$13,912

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net income (loss)	$1	$5,346	$(16,304)	$5,735
Interest expense and fees	5,443	3,645	12,998	10,909
Depreciation and amortization	3,350	3,117	9,930	9,198
Early extinguishment of debt	—	—	7,455	—
Income from affiliate	—	(973)	—	(1,273)
Severance credits	—	(233)	—	(4,257)
Unrealized (gain) loss on derivative instruments	(1,906)	(1,722)	2,124	(3,738)
LIFO	—	—	8,974	3,738

Adjusted EBITDA	$6,888	$9,180	$25,177	$20,312

Wise Metals Group will conduct a conference call Tuesday, Nov. 9 at 3 p.m. (ET) to present the quarter’s results. Call information and related details are available at www.wisealloys.com under “News.”

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.